Exhibit 99.1

Boeing to Temporarily Suspend 787 Operations in South Carolina

NORTH CHARLESTON, S.C., April 6, 2020-Boeing [NYSE: BA] will temporarily suspend all 787 operations at Boeing South Carolina (BSC) until further notice, starting at the end of second shift on Wednesday, April 8. This impacts the Airport Campus, Emergent Operations, Interiors Responsibility Center South Carolina and Propulsion South Carolina.

“It is our commitment to focus on the health and safety of our teammates while assessing the spread of the virus across the state, its impact on the reliability of our global supply chain and that ripple effect on the 787 program,” said Brad Zaback, vice president and general manager of the 787 Program and BSC site leader. “We are working in alignment with state and local government officials and public health officials to take actions that best protect our people.”

BSC teammates who can work remotely will continue to do so. Those who cannot work remotely will receive paid leave for 10 working days of the suspension, which is double the company policy. After 10 days, teammates will have the option to use a combination of available paid time off benefits or file for emergency state unemployment benefits. All benefits will continue as normal during the suspension of operations, regardless of how teammates choose to record their time. Pay practice details have been made available to all teammates.

During this time of suspension on the 787 program, Boeing will continue to conduct enhanced cleaning activities at the site and monitor the global supply chain as the situation evolves.

When the suspension is lifted, the 787 program will take an orderly approach to restarting production with a focus on safety, quality, integrity and meeting customer commitments.

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